UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             FORM 8-K CURRENT REPORT
           Pursuant to Section 13 or 15(d) of the Securities Exchange
               Act of 1934 Date of Report (Date of earliest event
                            reported): March 22, 2002
                         Joshua Tree Construction, Inc.
             (Exact name of Registrant as specified in its charter)
                                     Nevada
                 (State or other jurisdiction of incorporation)
                                     0-32275
                            (Commission File Number)
                                   88-0432004
                        (IRS Employer Identification No.)
                           3635 Boardman Canfield Road
                               Canfield, OH 44406
           (Address of principal executive offices including zip code)
                                  330.702.3777
                         (Registrant's telephone number)


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Item 2.  Acquisition or Disposition of Assets

         On March 22, 2002, the Registrant closed on the acquisition of all of the outstanding common stock of American Health and Diet Centers, Inc. ("AHDC") from Melvin Simon and Keith Frankel, pursuant to a Stock Purchase Agreement (and related documents) dated as of March 15, 2002 (collectively, the "Transaction Documents"). The material Transaction Documents are attached as exhibits to this Current Report on Form 8-K.

         The material terms of the transaction are as follows:

            CONSIDERATION: Registrant issued to Messrs. Simon and Frankel an aggregate of $3.0 million in 7%, two-year promissory notes (collectively, the "Notes"), which are guaranteed by AHDC, and further issued to Messrs. Simon and Frankel an aggregate of 2.2 million warrants to purchase common stock of the Registrant at $0.25 per share, exercisable immediately and for a five-year period ending in March, 2007. Registrant has undertaken an obligation to register the shares of common stock underlying these warrants in a registration statement to be filed with the United States Securities and Exchange Commission not less than 60 days following the closing referred to in the first paragraph of this Item 2.

            SECURITY: To secure its obligations under the Transaction Documents, Registrant executed in favor of Messrs. Simon and Frankel security agreements, whereby Registrant and AHDC (as a wholly-owned subsidiary of Registrant) pledged all of their assets as security for the Notes and related obligations. The Registrant also executed a pledge agreement in favor of Messrs. Simon and Frankel pledging the shares of AHDC. Additional security was provided to Messrs. Simon and Frankel in the form of a limited guaranty and mortgage on the personal residence of Registrant's President, Daniel Hoyng.

         OTHER MATERIAL AGREEMENTS WITH MR. FRANKEL: Mr. Frankel will initially have the right to appoint three (3) of the five (5) members of the board of directors of Registrant. Registrant further entered into a two -year consulting agreement with Mr. Frankel, in consideration of which Mr. Frankel was granted options to purchase up to 3,500,000 shares of the common stock of Registrant, at $0.25 per share, exercisable immediately and for a five-year period ending in March, 2007. Registrant has undertaken an obligation to register the shares of common stock underlying these options in a registration statement to be filed with the United States Securities and Exchange Commission not less than 60 days following the closing referred to in the first paragraph of this Item 2.

            OTHER MATERIAL  CONTRACTUAL  UNDERTAKINGS:  Registrant  undertook to provide, after the closing of the acquisition, a minimum of $300,000 in working capital to AHDC, and to pay down outstanding debt owed by AHDC to Hudson United Bank in the amount of $3.35 million and outstanding receivables to Vitaquest International, Inc. ("Vitaquest"), an entity controlled by Mr. Frankel, in the amount of $1.8 million. Additionally, AHDC entered into an exclusive manufacturing agreement with Vitaquest to fulfill its vitamin and nutraceutical requirements.

         The source of the funds used, and to be used, by Registrant to consummate the transactions called for by the Stock Purchase Agreement was and is internal funds generated by the sale of Registrant's common stock. Registrant determined the nature and amount of the consideration to be paid for all of the common stock of AHDC based on its due diligence of AHDC's affairs, including its prospects, its management, and per-store sales.

         In acquiring all of the outstanding common stock of AHDC, Registrant acquired certain assets, including plant, equipment, and/or other physical property, principally as follows: kiosks from which AHDC sells its products, related commercial leases in shopping malls where the kiosks are located, computer systems, and inventory. AHDC has used such plant, equipment, and/or other physical property for the sale of vitamins and nutraceuticals, and it is Registrant's intent to use such plant, equipment, and/or other physical property in substantially the same manner.


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Item 7.  Exhibits

99.1 Form of Stock Purchase Agreement by and among Registrant, Keith Frankel and Melvin Simon, dated as of March 15, 2002.*

99.2 Form of Memorandum Amending Stock Purchase Agreement as of March 28, 2002.

99.3-99.4 Forms of Notes issued by Registrant in favor of Keith Frankel and Melvin Simon, and dated as of March 15, 2002.*

99.5-99.6 Forms of Warrants issued by Registrant in favor of Keith Frankel and Melvin Simon, and dated as of March 15, 2002.*

99.7 Form of Consulting Agreement entered into between Registrant and Keith Frankel, and dated as of March 15, 2002.*

99.8 Form of Option issued by Registrant in favor of Keith Frankel, and dated as of March 15, 2002.*

99.9-99.12 Forms of Reimbursement Agreements entered into by each of Registrant and AHDC in favor of Keith Frankel and Melvin Simon, and dated as of March 15, 2002.*

99.13-99.14 Forms of Pledge Agreements entered into by Registrant in favor of Keith Frankel and Melvin Simon, and dated as of March 15, 2002.*

99.15-99.16 Forms of Security Agreements entered into by Registrant in favor of Keith Frankel and Melvin Simon, and dated as of March 15, 2002.*

99.17 Form of Exclusive Manufacturing Agreement by and between AHDC and Vitaquest International, Inc., and dated as of March 15, 2002.*

99.18-99.21 Forms of subscription agreements between the Registrant and Thomson Kernaghan & Co., Ltd relating to an aggregate of 9,770,072 shares of common stock.

*To be filed by amendment to this Current Report on Form 8-K


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 JOSHUA TREE CONSTRUCTION, INC.

Date: April 16, 2002

By: /s/ Daniel Hoyng
Daniel Hoyng, President